Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-117606, No. 333-92757, No. 333-83707, No.
     333-34175, No. 33-59099, and No. 33-54689) pertaining to the 1995 Incentive
     Stock Plan, GTG and T.I. Retirement and Savings Plan, Employee Stock Purchase Plan, and Non-Employee Director Stock Option Plan of Thomas Industries Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Thomas Industries Inc., Thomas Industries Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Thomas Industries Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


     /s/ Ernst & Young LLP
     Louisville, Kentucky
     March 10, 2005